RPS Energy
309 Reading Road, Henley-on-Thames, Oxfordshire, RG9 IEL, United Kingdom
T #44 (0) 1491 415400  F #44 (0) 1491 415415  E rpshen@rpsgroup.com  W www.rpsgroup.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name RPS Energy and of references to RPS Energy and to the inclusion of and references to our Evaluation of Polish Gas Assets dated March 4, 2013, or information contained therein, prepared for FX Energy, Inc., in the FX Energy, Inc., annual report on Form 10-K for the year ended 31st December 2012, and the incorporation by reference to the reports prepared by RPS Energy into FX Energy, Inc.'s previously filed registration statements listed below:

Form	SEC File No.	Effective Date

S-3	333-155718	June 29, 2009
S-3	333-171029	December 7, 2010
S-3	333-182288	August 1, 2012
S-8	333-112717	February 11, 2004
S-8	333-128299	September 14, 2005
S-8	333-176973	September 23, 2011

RPS Energy

/s/ Gordon Taylor
Gordon Taylor
Director, Head of Subsurface

14 March 2013